Exhibit 10.11

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Confidential

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into on May 10, 2021 (the “Effective Date”) between

RayzeBio, Inc., a Delaware corporation (“Licensor”), with a place of business at 9880 Campus Point Dr, Suite 410, San Diego, CA 92121, USA; and

Ablaze Pharmaceuticals Inc., an exempted company limited by shares incorporated in the Cayman Islands (“Licensee”), with a registered office address of International Corporation Services Ltd. c/o Ablaze Pharmaceuticals Inc., PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town KY1-1106, Grand Cayman, Cayman Islands.

Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor has developed certain proprietary pharmaceutical products and owns or controls intellectual property rights related thereto; and

WHEREAS, Licensee wishes to obtain from Licensor, and Licensor is willing to grant to Licensee, an exclusive license to develop, manufacture and commercialize [***] of Licensor’s products in China, and an option to license [***] more products from Licensor, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1     “Affiliate” of a Party means any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with such Party. For purposes of this definition, “control” means ownership, directly or indirectly through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, of more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a person or entity controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity; provided, however, that Licensor and Licensee shall not be deemed Affiliates of one another for purposes of this Agreement.

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1.2     “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.3     “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in San Diego, California or Beijing, China are authorized or required by Applicable Laws to close.

1.4     “Commercialization” or “Commercialize” means all activities directed to marketing, promoting, advertising, exhibiting, distributing, detailing, selling, offering for sale, or otherwise commercially exploiting the Products (including importing, exporting, pricing and reimbursement activities in connection therewith).

1.5     “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a similarly situated company, as part of an active and continuing program of development, manufacture or commercialization of a pharmaceutical product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory status, pricing and reimbursement, safety and efficacy, and any other relevant factors.

1.6     “Confidential Information” of a Party means all Know-How, unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature of such Party that is disclosed or made available by or on behalf of such Party or any of its representatives to the other Party or any of its representatives in connection with this Agreement, whether made available orally, visually, in writing or in electronic form.

1.7     “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.8     “Develop” or “Development” means all development activities necessary or useful to obtain or maintain Regulatory Approval for the Products, including all non-clinical studies and clinical trials of the Products, manufacture process development, distribution of Products for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of application for Regulatory Approval for the Products and all regulatory activities related thereto.

1.9     “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

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1.10     “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.11     “Field” means all therapeutic, prophylactic and diagnostic uses.

1.12     “First Commercial Sale” means, with respect to any Product in any region in the Territory, the first sale of such Product to a Third Party (other than a sublicensee) for distribution, use or consumption in such region after the Regulatory Approvals have been obtained for such Product in such region.

1.13     “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.14     “Inventions” means any inventions, data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that is invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or sublicensees, including all rights, title and interest in and to the intellectual property rights therein.

1.15     “Know-How” means any information and materials, in any tangible or intangible form, including discoveries, improvements, modifications, processes, methods, assays, designs, practices, methods, techniques, protocols, formulas, formulations, specifications, regulatory submissions and correspondence, results, data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data and safety data), inventions, algorithms, forecasts, profiles, strategies, plans, skill, experience, knowledge, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

1.16     “Licensed IP” means Licensed Know-How and Licensed Patents.

1.17     “Licensed Know-How” means all Know-How that (a) is Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term and (b) is necessary or reasonably useful for the Development, manufacture or Commercialization of any of the Products in the Field in the Territory.

1.18     “Licensed Patents” means all Patents in the Territory that (a) are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term and (b) claim or cover any of the Products (including composition of matter, methods of manufacture and methods of treatment or use). Licensed Patents existing as of the Effective Date are set forth in Exhibit A.

1.19     “Licensee IP” means Licensee Know-How and Licensee Patents.

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1.20     “Licensee Know-How” means all Know-How that is developed or used by or on behalf of Licensee in the Development, manufacture or Commercialization of any of the Products in the Field pursuant to this Agreement, other than Licensed Know-How.

1.21     “Licensee Patents” means all Patents that claim any inventions developed or used by or on behalf of Licensee in the Development, manufacture or Commercialization of any of the Products in the Field pursuant to this Agreement, other than Licensed Patents.

1.22     “Net Sales” means the gross amount received by Licensee or its Affiliates or sublicensees for sale of the applicable Product in the Territory less the following deductions to the extent reasonable and customary in the pharmaceutical industry and actually incurred or allowed with respect to the sale of the Product and not otherwise recovered or reimbursed to the selling party: (a) trade, cash and quantity discounts or rebates; (b) credits or allowances for damaged or returned product, including recalls; (c) freight, insurance and other transportation costs directly related to the delivery of the Product; (d) taxes (including sales tax and VAT, but not income taxes), tariff, duty or governmental charge levied on the sales of the Product; and (e) rebates and chargeback payments with respect to such Product granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers. Net Sales shall be calculated in accordance with U.S. Generally Accepted Accounting Principles consistently applied. For clarity, if a single item falls into more than one of the categories set forth in clauses (a) to (e) above, such item may not be deducted more than once.

1.23     “NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or its successor.

1.24     “Product” means each of the [***] proprietary products of Licensor that are selected by Licensee pursuant to Section 2.1(b).

1.25     “Patents” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, and any and all foreign equivalents of the foregoing.

1.26     “Phase 1 Clinical Trial” means a clinical study of a Product in human subjects with the endpoint of determining initial tolerance, safety or pharmacokinetic information in single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 2 clinical trial of such Product, as further defined in 21 C.F.R. 312.21(a) or corresponding foreign regulations.

1.27     “Phase 2 Clinical Trial” means a clinical study of a Product in human patients to determine initial efficacy and dose range and/or regimen finding before embarking on Phase 3 Clinical Trials, as further defined in 21 C.F.R. 312.21(b), or the corresponding foreign regulations.

1.28     “Phase 3 Clinical Trial” means a controlled clinical study that is performed after preliminary evidence suggesting effectiveness of the Product has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of the Product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk

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relationship of the Product and to provide an adequate basis for marketing approval and for the Product’s labeling and summary of Product characteristics, or any human clinical trial of the Product that would otherwise satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.

1.29     “Regulatory Approval” means, with respect to a Product in a country or jurisdiction, all approvals (including pricing and reimbursement approval) that are necessary for the commercial sale of such Product in such country or jurisdiction.

1.30     “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Products in a country or jurisdiction, including the FDA and NMPA.

1.31     “Regulatory Material” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Product.

1.32     “Sublicense Revenues” means all consideration, including without limitation, upfront payment, milestone payments, and maintenance payments, received by Licensee or its Affiliates from a Third Party sublicense based on the grant of a sublicense to such Third Party to Develop, manufacture and/or Commercialize the Product, but excluding: (a) royalty payments (for clarity, Licensee shall pay royalties on sublicensee’s Net Sales under Section 4.3); (b) payments for the supply of the Product at cost without any markup or profit; and (c) payments to purchase Licensee’s (or its Affiliates’) equity at fair market value (for clarity, any premium paid by sublicensee in excess of the fair market value of the equity purchased shall be included in Sublicense Revenue).

1.33     “Territory” means the People’s Republic of China, including mainland China, Hong Kong, Macau and Taiwan, each of which shall be referred to as a “region” for the purpose of this Agreement.

1.34     “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.35     “Valid Claim” means a claim of a pending patent application or an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) contained in Licensed Patents that has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

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1.36     Interpretation. In this Agreement, unless otherwise specified:

(a) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation;”

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) the word “or” is used in the inclusive sense typically associated with the phrase “and/or;”

(d) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

LICENSE

2.1     License to Licensee.

(a) License Grant. Subject to the terms of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates) and royalty bearing license under the Licensed IP to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Products in the Field in the Territory.

(b) Product Selection. Licensor shall keep Licensee reasonably informed as to its development of any proprietary product that has started [***]. Upon completion of the [***] of any proprietary product, or at Licensor’s sole discretion, upon any proprietary product entering [***], Licensor shall provide Licensee with the data and results of such [***], as applicable, and Licensee shall have [***] to decide whether to select such product as a Product under this Agreement. If Licensee notifies Licensor in writing within such [***] that it wishes to select such product, then such product shall automatically become a Product under this Agreement. If Licensee fails to provide such a notice within such [***] period, then such product shall not become a Product under this Agreement and Licensor shall have the right to license such product to Third Parties (but subject to Section 2.6 below) or further develop and commercialize such product by itself in the Territory. The maximum number of Products under this Agreement is [***] and Licensee’s rights under this Section 2.1(b) shall expire upon the earlier of (a) Licensee has selected [***] Products; and (b) Licensor has presented to Licensee [***] products for consideration by Licensee to license.

2.2     License to Licensor. Subject to the terms of this Agreement, Licensee hereby grants Licensor an exclusive (even as to Licensee and its Affiliate) and royalty free license under Licensee IP to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Products outside the Territory.

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2.3     Sublicenses. Subject to the terms of this Agreement, each Party shall have the right to grant sublicenses (through multiple tiers) to its Affiliates, contractors and other Third Parties under its license in Section 2.1 or 2.2 (as applicable), provided that (a) each sublicense shall be subject to and consistent with the terms and conditions under this Agreement; (b) the Party granting the sublicense shall remain directly responsible for all of its obligations under this Agreement (regardless of whether any such obligation has been delegated, subcontracted or sublicensed to its Affiliates or any Third Party) and shall ensure that its sublicensees comply with the terms and conditions of this Agreement. Each Party shall promptly notify the other Party of the grant of any sublicense by such Party.

2.4     Retained Rights. Notwithstanding the exclusive licenses granted to Licensee under Section 2.1, Licensor retains the right to practice the Licensed IP in the Field in the Territory to fulfill its obligations under this Agreement. Notwithstanding the exclusive licenses granted to Licensor under Section 2.2, Licensee retains the right to practice the Licensee IP in the Field outside the Territory to fulfill its obligations under this Agreement. Each Party retains the exclusive right to practice, license and otherwise exploit the Licensed IP or Licensee IP (as applicable) outside the scope of the license granted to the other Party under Section 2.1 or 2.2 (as applicable).

2.5     No Implied License; Negative Covenant. Except as expressly set forth herein, neither Party shall acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of the other Party. Licensee covenants that it will not, and it will not permit any of its Affiliates and sublicensees to, use or practice any Licensed IP outside the Field or outside the Territory. Licensor covenants that it will not, and it will not permit any of its Affiliates and sublicensees to, use or practice any Licensee IP in Field in the Territory.

2.6     Right of First Negotiation for [***] Additional Products. Licensor hereby grants to Licensee a right of first negotiation to license [***] additional products from Licensor as follows. Licensor shall keep Licensee reasonably informed as to its development of any other pharmaceutical products, including the results of [***]. In the event that Licensor wishes to grant a license to develop and commercialize any product developed by Licensee in the Field in the Territory, Licensor shall promptly notify Licensee in writing, and Licensee shall have [***] to confirm its interest to obtain an exclusive license from Licensor to develop and commercialize such product in the Field in the Territory. If Licensee confirms its interest within such [***], Licensee shall have the exclusive right, during the next [***], to negotiate with Licensor in good faith regarding the terms and conditions of a separate agreement under which Licensee would receive such an exclusive license for such product. If the negotiation does not result in a binding written agreement by the end of such [***], then Licensor shall have the right to license such product to Third Parties in the Field in the Territory without further obligation to Licensee. Licensee’s rights under this Section 2.6 shall expire upon earlier of (a) the date upon which the Parties enters into a definitive agreement that licenses the second additional product to Licensee; and (b) Licensor has presented to Licensee [***] additional products after the term as specified in section 2.1(b).

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ARTICLE 3

DEVELOPMENT AND COMMERCIALZATION

3.1     General. Subject to the terms and conditions of this Agreement, Licensee (itself or through its Affiliates and sublicensees) shall be solely responsible for the Development, manufacture and Commercialization of the Products in the Field in the Territory, at Licensee’s own cost and expense.

3.2     Diligence. Licensee (itself or through its Affiliates and sublicensees) shall use Commercially Reasonable Efforts to Develop and Commercialize the Products in the Field the Territory.

3.3     Technology Transfer. Within [***] after the Product Selection as per Section 2.1(b), or such longer period as the Parties mutually agree to, Licensor shall provide Licensee with all Licensed Know-How that exists on the Effective Date and not previously provided to Licensee which is necessary for Licensee to advance Products in the Field in the Territory. Upon Licensee’s request, Licensor shall also provide Licensee with reasonable technical assistance in connection with the practice of the Licensed IP in the Development and manufacture of the Products, including reasonable access to Licensor’s technical personnel or contractors involved in the Development and manufacture of the Products, and Licensee shall reimburse Licensor for the reasonable cost and expense (including both internal and out-of-pocket cost) incurred to provide such technical assistance. If, as of the Effective Date, Licensor is conducting any Development activities for the Products in the Field in the Territory, Licensor shall cooperate with Licensee to promptly and smoothly transfer such activities to Licensee.

3.4     Development.

(a) Licensee (itself or through its Affiliates and sublicensees) shall be responsible for the Development of the Products in the Field in the Territory, including all clinical trials of the Products in the Field in the Territory necessary to obtain Regulatory Approval for the Products in the Field in the Territory, at its own cost and expense. All Development of the Products under this Agreement shall be conducted pursuant to a written development plan which sets forth the timeline and details of all clinical and regulatory activities to be conducted by or on behalf of Licensee or its Affiliates or sublicensees to obtain Regulatory Approval of the Products in the Territory (as may be amended, the “Development Plan”). As of the Effective Date, the Parties have agreed on the initial Development Plan, attached hereto as Exhibit B. From time to time, Licensee shall prepare updates and amendments to the Development Plan and shall submit the updates and amendments to Licensor for review, discussion and approval.    Once approved by Licensor, the updated and amended Development Plan shall become effective.

(b) Each Party shall keep the other Party reasonably informed on the Development of the Products in its territory and shall provide the other Party with copies of all data and results, including pre-clinical data, clinical data and all supporting documentation (e.g. protocols, CRFs, analysis plans), generated by or on behalf of such Party in the Development of the Products in its territory (in case of data and results generated by Licensor’s Third Party licensees outside the Territory, to the extent such data and results are Controlled by Licensor). Each Party shall have the right to use and reference such data and results provided by the other Party, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval of the Product in the Field in its territory.

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3.5     Regulatory.

(a) Licensee (itself or through its Affiliates and sublicensees) shall apply for and maintain, at its own cost and expense, all Regulatory Approvals of the Products in the Field in the Territory. Licensee (itself or through its Affiliates and sublicensees) shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Products in the Field in the Territory, both prior to and subsequent to Regulatory Approval. Licensee (itself or through its Affiliates and sublicensees) or its designee shall file all required regulatory dossiers to obtain and maintain Regulatory Approvals of the Products in the Field in the Territory, and shall be the holder of such Regulatory Approvals in the Territory.

(b) Each Party shall also keep the other Party reasonably informed on the regulatory matters relating to the Products in its territory and shall provide the other Party with copies of all material Regulatory Materials (including IND, NDA, Regulatory Approval, but not routine communications) for the Products submitted to or received from Regulatory Authorities in its territory within [***] after submission or receipt. Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by or on behalf of such Party (including its Affiliates, licensees and sublicensees) for the Products in its territory, which right of reference the other Party may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals of the Products in the Field in such other Party’s territory.

3.6     Pharmacovigilance. Promptly following the completion of Phase 1 Clinical Trial of a Product, but in no event later than [***] thereafter, Licensor and Licensee shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to such Product, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring, in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, and product quality and product complaints involving adverse events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

3.7     Manufacture and Supply. Licensee shall, itself or through its Affiliates, sublicensees or Third Party contractors, manufacture and supply all of Licensee’s and its Affiliates’ and sublicensees’ requirements for the Products for use in the Development and Commercialization in the Field in the Territory, at its own cost and expense. Upon Licensee’s request, Licensor shall provide Licensee with reasonable assistance and cooperation in connection with the manufacture and supply of the Products, including introduction to Licensor’s contract manufacturer for the Products, and Licensee shall reimburse Licensor for the reasonable cost and expense (including both internal and out-of-pocket cost) incurred to provide such assistance.

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3.8     Commercialization. Licensee (itself or through its Affiliates and sublicensees) shall be responsible for all aspects of the Commercialization of the Products in the Field in the Territory, at Licensee’s own cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Products; provided that Licensee shall keep Licensor informed on any communication with Governmental authorities regarding the price and reimbursement of the Products, and shall consider in good faith any comments received from Licensor; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of the Products in the Territory.

3.9     Reporting. Licensee shall keep Licensor reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development, manufacture and Commercialization of the Products in the Field in the Territory. Without limiting the foregoing, within [***] after the end of each calendar year, Licensee shall provide Licensor with report summarizing its Development, manufacture and Commercialization of the Products in the Field in the Territory during such calendar year. Together with each report, Licensee shall also provide Licensor with a summary of its plans for the Development, manufacture and Commercialization of the Products in the next year. Upon Licensor’s request, the Parties shall review and discuss such report and plan.

3.10     Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action with respect to such product taken by virtue of Applicable Law (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensee shall have sole discretion with respect to any matters relating to any Remedial Action for the Products in the Field in the Territory. In the event that Licensee determines that any Remedial Action with respect to the Products should be commenced in the Field in the Territory, or if Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, Licensee will control and coordinate all efforts necessary to conduct such Remedial Action in the Field in the Territory and shall be responsible for all cost and expense of such Remedial Action.

3.11     Subcontractors. Licensee shall have the right to engage subcontractors to conduct activities related to the Development, manufacture and Commercialization of the Products in the Field in the Territory, provided that each subcontractor shall be bound by a written agreement consistent with the terms and conditions of this Agreement, and Licensee shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor.

3.12     Compliance. Licensee covenants that during its Development, manufacture and Commercialization of the Products under this Agreement, it shall (and shall ensure that its Affiliates, sublicensees and subcontractors will): (a) comply in all material respects with all Applicable Laws, including ICH, GLP, GCP and GMP; and (b) not employ or engage any person or entity that has been debarred or disqualified by any Regulatory Authority or, to its knowledge, is the subject of debarment or disqualification proceedings by any Regulatory Authority.

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3.13     Territory Restriction. Each of Licensee and Licensor hereby covenants and agrees that (a) it shall not, and shall ensure that its Affiliates acting on its behalf and its sublicensees shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, outside its territory; (b) with respect to any country or region outside its territory, it shall not, and shall ensure that its Affiliates acting on its behalf and its sublicensees shall not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for Products in any country or region outside its territory; (ii) engage in any advertising or promotional activities relating to Products that are directed primarily to customers or other purchaser or users of Products located in any country or region outside its territory; (iii) solicit orders for Products from any prospective purchaser located in any country or region outside its territory; or (iv) sell or distribute Products to any person in such Party’s territory who intends to sell or has in the past sold Products in any country or region outside its territory; (c) if a Party receives any order for any Product from a prospective purchaser reasonably believed to be located in any country or region outside its territory, such Party shall promptly refer that order to the other Party, and such Party shall not accept any such orders; (d) it shall not deliver or tender (or cause to be delivered or tendered) Products into a country or region outside its territory; and (e) it shall not, and shall ensure that its Affiliates acting on its behalf and its sublicensees shall not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights to Commercialize the Products in such other Party’s territory. For clarity, Licensee’s territory shall mean the Territory and Licensor’s territory shall mean outside the Territory.

ARTICLE 4

FINANCIAL PROVISIONS

4.1     Development Milestone Payments.

(a) Milestone Events. Subject to the remainder of this Section 4.1, Licensee shall pay to Licensor the following one time (for each Product), non-refundable development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event for each Product:

Development Milestone Event	Milestone Payment
1) [***]	$	[***]
2) [***]	$	[***]
3) [***]	$	[***]
4) [***]	$	[***]
5) [***]	$	[***]

Total (for each Product)		$25,000,000

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(b) Milestone Conditions. Each development milestone payment set forth above shall be due and payable (i) irrespective of whether such milestone event is achieved by Licensee, its Affiliates or sublicensee, (ii) [***]. The aggregate milestone payments under this Section 4.1 shall not exceed twenty five million Dollars ($25,000,000) for each Product.

(c) Notice and Payment. Licensee shall notify Licensor in writing within [***] after the first achievement of any milestone set forth in this Section 4.1 for any Product and shall pay to Licensor the corresponding milestone payment within [***] after the receipt of the invoice issued by Licensor after the receipt of the notice for the achievement of such milestone.

4.2     Sales Milestone Payments.

(a) Milestone Events. Subject to the remainder of this Section 4.2, Licensee shall pay to Licensor the following one time (for each Product), non-refundable sales milestone payments set forth in the table below when the aggregated annual Net Sales of each Product sold in the Territory in a calendar year first reach the corresponding threshold value indicated below.

Annual Net Sale of each Product in the Territory			Milestone Payment
1) Equal or exceed	$	[***]	$	[***]
2) Equal or exceed	$	[***]	$	[***]
3) Equal or exceed	$	[***]	$	[***]

Total (for each Product)				$45,000,000

(b) Milestone Conditions. Each sales milestone payment set forth above shall be due and payable [***]. The Net Sales of each Product shall be aggregated separately, and the Net Sales of a Product sold in a region in the Territory after the expiration of the Royalty Term for such Product in such region shall not be included in the calculation of annual Net Sales to determine whether any Net Sales threshold has been achieved. The aggregate milestone payments under this Section 4.2 shall not exceed forty five million Dollars ($45,000,000) for each Product.

(c) Notice and Payment. As part of the royalty report in Section 4.3(e), Licensee shall provide written notice to Licensor if the aggregated annual Net Sales of any Product in the Territory first reach any threshold value set forth in Section 4.2(a) above during the time period to which such report pertains. Licensee shall pay to Licensor the corresponding milestone payments within [***] after the receipt of the invoice issued by Licensor after the receipt of the notice for the achievement of such milestone.

4.3     Royalty Payments.

(a) Royalty Rate. Subject to the remainder of this Section 4.3, Licensee shall make [***] non-refundable royalty payments to Licensor on the Net Sales of each Product sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of such Product sold in the Territory in the applicable calendar year.

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For that portion of annual Net Sale of each Product in the Territory		Royalty Rate
1) less than or equal to	$[***]	[***]%
2) greater than but less than or equal to	$[***] $[***]	[***]%
3) greater than	$[***]	[***]%

(b) Royalty Term. Licensee’s obligation to pay royalties pursuant to this Section 4.3 shall expire, on a Product-by-Product and region-by-region basis, upon the later of: (i) the tenth (10th) anniversary of the First Commercial Sale of such Product in such region; or (ii) the expiration of the last-to-expire Valid Claim in the Licensed Patents in such region that claims such Product, including the composition of matter, manufacture or use of such Product or any component therein (the “Royalty Term”).

(c) Royalty Conditions. The royalties under this Section 4.3 shall be subject to the following conditions:

(i) only one (1) royalty shall be due with respect to each unit of Product, without regard to whether there is more than one (1) Valid Claim or Licensed Patent covering such Product;

(ii) no royalties shall be due on the sale or other transfer of the Product among Licensee, its Affiliates and sublicensees, but in such cases the royalty shall be due and calculated upon Licensee’s, its Affiliate’s or sublicensee’s Net Sales of Product to the first independent Third Party;

(iii) no royalties shall be due on the disposition of Product in reasonable quantities by Licensee, its Affiliates or sublicensees as part of an expanded access program, for use in clinical trials and other development work, as free samples, or as donations to non-profit institutions or government agencies for non-commercial purposes; and

(iv) the Net Sales of each Product shall be aggregated separately to determine the applicable royalty rate tier, and no royalty shall be due on the sale of any Product sold in a region after the expiration of the Royalty Term for such Product in such region.

(d) Royalty Reductions.

(i) Subject to Section 4.3(d)(iii) below, if a Product is sold in a region in the Territory during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patents that claims such Product (including the composition of matter, manufacture or use of such Product or any component therein) in such region, then the royalty rate applicable to the Net Sales of such Product in such region during such time shall be reduced by [***] percent ([***]%).

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(ii) Subject to Section 4.3(d)(iii) below, if it is necessary for Licensee to obtain a license from a Third Party to any Patent owned by such Third Party in order to sell the Product in a region in the Territory and Licensee obtains such a license, Licensee shall have the right to deduct from the royalty payment that would otherwise have been due pursuant to this Section 4.3 with respect to the Net Sales of such Product in such region in a particular calendar quarter an amount equal to [***] percent ([***]%) of the royalties paid by Licensee to such Third Party pursuant to such license on account of the sale of such Product in such region during such calendar quarter.

(iii) Notwithstanding the foregoing, in no event shall the operation of Section 4.3(d)(ii) individually (i.e., not in combination with the operation of Section 4.3(d)(i)) reduce the royalties paid to Licensor with respect to the Net Sales of any Product in any region in the Territory in any calendar quarter to less than [***] percent ([***]%) of the Net Sales.

(e) Report and Payment. Within [***] after the end of each calendar quarter, commencing with the first calendar quarter during which there is any Net Sales of any Product in any region in the Territory, Licensee shall provide Licensor with a royalty report that contains the following information for the applicable calendar quarter, on a Product-by-Product and region-by-region basis: (i) the amount of gross sales of the Product; (ii) Net Sales of the Product; (iii) a calculation of the royalty payment due on such Net Sales, including the application of any reduction made in accordance with Section 4.3(d), and (iv) the exchange rate for such region. Concurrent with the delivery of the applicable quarterly royalty report, Licensee shall pay Licensor in Dollars all royalties owed with respect to the Net Sales of the Products for such calendar quarter.

4.4     Sublicense Revenue Sharing. In addition to the milestones and royalty payments set forth above, Licensee shall pay to Licensor a share of all Sublicense Revenues as set forth in the table below based on the stage of Development of the applicable Product when the sublicense agreement is executed. Licensee shall promptly notify Licensor of the receipt of any Sublicense Revenue and shall pay to Licensor its share of Sublicense Revenues within [***] after receipt of Sublicense Revenue by Licensee (or its Affiliates) from the sublicensee.

The time when the sublicense agreement is executed	Percentage of Sublicense Revenue Payable to Licensor
(A) [***]	[	***]%
(B) [***]	[	***]%
(C) [***]	[	***]%

4.5     Third Parties Payment Obligations. Each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party with any Third Party on account of the Development, manufacture and Commercialization of the Products.

4.6     Currency; Exchange Rate. All payments to be made by Licensee to Licensor under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Licensor. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last Business Days of the applicable reporting period for the payment due.

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4.7     Blocked Currency. If the conversion of a local currency in a region in the Territory into Dollars or transfer of funds out of a region in the Territory becomes materially restricted, forbidden or substantially delayed due to Applicable Laws, then Licensee shall promptly notify Licensor and amounts accrued in such region may be paid by Licensee in local currency into an account in a local bank designated by Licensor, unless the Parties otherwise agree.

4.8     Late Payments. If Licensor does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Licensor from the due date until the date of payment at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [***] percentage points or the maximum rate allowable by Applicable Law, whichever is less.

4.9     Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. For clarity, all payment amounts in this Article 4 are on a pre-tax basis.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of the upfront payment, royalty payments, and other payments made under this Agreement. To the extent Licensee is required to deduct and withhold taxes on any payment to Licensor, Licensee shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send evidence of such tax payment to Licensor. Licensor shall provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use reasonable efforts to provide any such tax forms to Licensee in advance of the due date. At the request and expense of Licensor, Licensee shall provide reasonable assistance to enable the recovery, to the extent permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Licensor as the Party bearing such withholding tax under this Section 4.9(b).

4.10     Financial Records and Audit. Licensee shall maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of Net Sales and Sublicense Revenue reported by Licensee. Upon at least [***] prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the creation of individual records, and not more often than once each calendar year, by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying for Licensor the accuracy of the Net Sales and Sublicense Revenue reports provided by Licensee under this Agreement. Licensor shall bear the cost of such audit unless such audit reveals an underpayment by Licensee of more than [***] percent ([***]%) of the amount actually due for the time period being audited, in which case Licensee shall reimburse Licensor for the costs of such audit. Licensee shall pay to Licensor any underpayment discovered by such audit within

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[***] after the accountant’s report, plus interest (as set forth in Section 4.8) from the original due date. If the audit reveals an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Licensor (if there will be no future payment due, then Licensor shall promptly refund such amount to Licensee).

ARTICLE 5

INTELLECTUAL PROPERTY

5.1     Ownership of Inventions.

(a) Subject to Section 5.1(b), ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. A Party shall solely own all Inventions invented or developed solely by or on behalf of such Party, including its and its Affiliate’s employees, contractors or agents. The Parties shall jointly own all Inventions invented or developed jointly by both Parties. Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the jointly owned Inventions without the duty of accounting or seeking consent from the other Party.

(b) Notwithstanding the foregoing, regardless of inventorship, Licensor shall solely own Inventions that are improvement, modification or enhancement of any Licensed IP which improvement, modification or enhancement is specifically applicable to Licensed IP only and is not generally applicable (the “Improvement”). Licensee shall and hereby does assign to Licensor all the right, title and interest in and to all Improvements, and agrees to execute such instrument and take such further action requested by Licensor to evidence and perfect such assignment and to obtain and maintain patent and other intellectual property protection for the Improvement. For clarity, Improvements assigned by Licensee to Licensor are included in Licensed IP and licensed back to Licensee under Section 2.1.

5.2     Patent Prosecution.

(a) As between the Parties, Licensor shall have the first right to prepare, file, prosecute and maintain Licensed Patents, at Licensor’s costs and expense.

(b) Licensor shall consult with Licensee and keep Licensee reasonably informed of the status of the Licensed Patents. Licensor shall provide Licensee reasonable opportunity to review and comment on such prosecution efforts. Licensor shall provide Licensee with a copy of material communications from any patent authority regarding the Licensed Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Licensee’s review and comment. Licensor shall reasonably consider such comments by Licensee in connection with the prosecution of Licensed Patents.

(c) Licensor shall notify Licensee of any decision to cease prosecution or maintenance of any Licensed Patents in any region in the Territory. Licensor shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, upon Licensee’s request, Licensor shall transfer the prosecution and maintenance of such Licensed Patent in such region in the Territory to Licensee, and Licensee shall have the right to continue prosecution or maintenance of such Licensed Patent in such region in the Territory at Licensee’s own expense.

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(d) Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 5.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(e) As between the Parties, Licensee shall have the exclusive right to file, prosecute and maintain all Licensee Patents, at Licensee’s cost and expense.

5.3     Patent Enforcement.

(a) Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of any Licensed Patents by a Third Party, of which such Party becomes aware, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents.

(b) As between the Parties, Licensee shall have the first right to bring and control any legal action to enforce the Licensed Patents against any infringement in the Field in the Territory at Licensee’s cost and expense and as Licensee reasonably determines appropriate after consultation with Licensor. If Licensee does not to bring such legal action prior to the earlier of (i) [***] after the notice provided pursuant to Section 5.3(a), or (ii) [***] before the deadline, if any, set forth in the Applicable Laws for the filing of such legal actions, Licensor shall have the right to bring and control any legal action to enforce the Licensed Patents against such infringement at Licensor’s cost and expense and as Licensor reasonably determines appropriate after consultation with Licensee.

(c) At the enforcing Party’s request and expense, the other Party shall provide to the enforcing Party with all reasonable assistance in such enforcement effort, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party reasonably informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.

(d) The enforcing Party shall bear all of the costs and expenses incurred in connection with the enforcement of the Licensed Patents under Section 5.3(b). Any recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such enforcement action (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amount shall be retained by the enforcing Party, except that if Licensee is the enforcing Party, then the remaining amount shall be deemed Net Sales and subject to royalty payment under Section 4.3.

(e) As between the Parties, Licensor shall have the exclusive right to bring and control any legal action to enforce the Licensed Patents against any infringement outside the Territory, at Licensor’s cost and expense and as Licensor reasonably determines appropriate.

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Licensor shall have the right to retain all recoveries resulting from any action to enforce the Licensed Patents against infringement outside the Territory.

(f) As between the Parties, Licensee shall have the first right to bring and control any legal action to enforce the Licensee Patents against any infringement, at Licensee’s cost and expense and as Licensee reasonably determines appropriate. Licensee shall have the right to retain all recoveries resulting from any action to enforce the Licensee Patents against infringement. If Licensee does not to bring such legal action to enforce the Licensee Patent against any infringement outside the Territory prior to the earlier of (i) within [***] after receiving a notice of such infringement, or (ii) [***] before the deadline, if any, set forth in the Applicable Laws for the filing of such legal actions, Licensor shall have the right to bring and control any legal action to enforce the Licensee Patents against such infringement outside the Territory at Licensor’s cost and expense and as Licensor reasonably determines appropriate after consultation with Licensee, and Licensor shall retain all recoveries resulting from such enforcement action.

5.4     Trademarks.

(a) Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates) license (with the right to sublicense) under all trademarks and trade names Controlled by Licensor and used by Licensor in connection with the Products (the “Licensed Trademarks”) to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Products in the Field in the Territory. Licensor shall own all rights in the Licensed Marks, and all goodwill in the Licensed Marks shall accrue to Licensor. Licensor shall register, maintain and enforce, at its own cost and expense, the Licensed Marks in the Territory as Licensor determines reasonably necessary.

(b) In addition to (or in lieu of) the Licensed Trademarks, Licensee shall have the right to brand the Products in the Territory using Licensee related trademarks and any other trademarks and trade names Licensee determines appropriate for the Products, which may vary by region or within a region in the Territory (the “Product Marks”). Licensee shall own all rights in the Product Marks, and all goodwill in the Product Marks shall accrue to Licensee. Licensee shall register, maintain and enforce, at its own cost and expense, the Product Marks in the Territory as Licensee determines reasonably necessary.

5.5     Bankruptcy Protection. All licenses granted by Licensor to Licensee under this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code or foreign equivalent laws (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the bankruptcy of Licensor, Licensee shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Licensee, unless Licensor elects to continue, and continues, to perform all of its obligations under this Agreement.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1     Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b) as of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d) it shall comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

6.2     Additional Representations and Warranties of Licensor. Licensor represents, warrants, and covenants (as applicable) to Licensee that, as of the Effective Date:

(a) Licensor has the right under the Licensed IP to grant the licenses to Licensee as purported to be granted under Section 2.1 of this Agreement;

(b) Licensor has not granted, and will not grant during the Term, any license or other right under the Licensed IP that is inconsistent with the license granted to Licensee under Section 2.1;

(c) Exhibit A includes all Patents Controlled by Licensor as of the Effective Date that claim the Products;

(d) Licensor has not received any written notice from any Third Party asserting or alleging that the Development of any Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; and

(e) there is no pending or, to Licensor’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Licensor or any of its Affiliate involving the Licensed IP or the Products.

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6.3     Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Each Party acknowledges and agrees that the Products are the subject of ongoing research and development and that neither Party can assure the safety, usefulness or successful Development or Commercialization of any Product.

ARTICLE 7

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1     Indemnification by Licensor. Licensor hereby agrees to defend, hold harmless and indemnify Licensee and its agents, directors, officers and employees (the “Licensee Indemnitees”) from and against any and all liabilities, expenses or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of:

(a) the negligence or willful misconduct or breach of this Agreement by any of the Licensor Indemnitees; or

(b) the Development, manufacture and Commercialization of the Products by or on behalf of Licensor, its Affiliates, licensees and sublicensees (other than Licensee, its Affiliates and sublicensees);

except in each case, to the extent such Claims result from any activities set forth in Section 7.2 for which Licensee is obligated to indemnify the Licensor Indemnitee.

7.2     Indemnification by Licensee. Licensee hereby agrees to defend, hold harmless and indemnify Licensor and its agents, directors, officers and employees (the “Licensor Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of

(a) the negligence or willful misconduct or breach of this Agreement by any of the Licensee Indemnitees; or

(b) the Development, manufacture and Commercialization of the Products in the Field in the Territory by or on behalf of Licensee, its Affiliates or sublicensees;

except in each case, to the extent such Claims result from any activities set forth in Section 7.1 for which Licensor is obligated to indemnify the Licensee Indemnitee.

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7.3     Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

7.4     Mitigation of Loss. Each indemnified Party shall take and shall procure that its Affiliates and indemnitees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any claims or potential losses or damages under this Article 7. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

7.5     Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

7.6     Insurance. Each Party shall procure and maintain insurance, including product liability insurance if applicable, to cover its obligations hereunder, which shall be consistent with normal business practices of prudent companies similarly situated at all times. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 7. Each Party shall provide the other Party with written evidence of such insurance upon request, and shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 8

CONFIDENTIALITY

8.1     Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.

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8.2     Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

8.3     Authorized Disclosure. Notwithstanding the obligations set forth in Section 8.1, a Party may disclose the other Party’s Confidential Information to the extent:

(a) such disclosure is reasonably necessary: (i) for filing or prosecuting patent rights as contemplated by this Agreement; (ii) in connection with regulatory filings for the Products; (iii) for prosecuting or defending litigation as contemplated by this Agreement; or (iv) for disclosure to Third Parties bound by written obligation of confidentiality and non-use similar to those set forth under this Article 8 and only to the extent necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, acquirors, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement;

(c) such disclosure is required by Applicable Laws, judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

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8.4     Technical Publication. Except to the extent required by Applicable Laws, Licensee shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Products, without Licensor’s prior review and approval. Licensee shall provide Licensor with draft of any proposed publication relating to the Products at least thirty (30) days prior to its intended submission for publication. Licensee shall consider in good faith any comments thereto provided by Licensor. Upon Licensor’s request, Licensee shall remove any and all of Confidential Information of Licensor from the proposed publication, and shall delay the submission for a period up to ninety (90) days to allow time for the preparation and filing of a patent application directed to any Inventions disclosed in such publication. Licensee shall also provide Licensor with a copy of the manuscript at the time of the submission.

8.5     Publicity.

(a) Subject to the rest of this Section 8.5, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws.

(b) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other regulatory agency (“SEC”) (or equivalent foreign agency) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 8.5. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(c) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable laws or regulations) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within three (3) Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

8.6     Equitable Relief. Each Party acknowledges that a breach of this Article 8 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

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ARTICLE 9

TERM AND TERMINATION

9.1     Term. The term of this Agreement (“Term”) shall commence upon the Effective Date and continue in full force and effect, on Product-by-Product and region-by-region basis, until the expiration of the Royalty Term for such Product in such region in the Territory. After the expiration (but not early termination) of the Term for a particular Product in a particular region in the Territory, the licenses granted by Licensor to Licensee hereunder shall continue and shall become full paid, royalty free, perpetual and irrevocable with respect to such Product in such region.

9.2     Termination.

(a) Termination for Convenience. At any time, Licensee may terminate this Agreement on a Product-by-Product and region-by-region basis by providing written notice of termination to Licensor, which notice includes an effective date of termination at least sixty (60) days after the date of the notice.

(b) Termination for Breach. If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have thirty (30) days from such notice to dispute or cure such breach. If the allegedly breaching Party fails to cure, or fails to dispute, that breach within such time period, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the breaching Party. If the allegedly breaching Party disputes the existence, materiality or cure of the alleged breach, the other Party shall not have the right to terminate this Agreement until such dispute is resolved in accordance with Article 10.

(c) Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

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(d) Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Licensor may terminate this Agreement in its entirety upon written notice to Licensee if Licensee or its Affiliates or sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Licensed Patent anywhere in the world.

9.3     Effect of Termination. Upon the termination of this Agreement (if this Agreement is terminated only with respect to a particular Product in a particular Region, then this Section 9.3 shall only apply to the terminated Product in the terminated region):

(a) Termination of License. All licenses granted to either Party to the other Party under this Agreement shall terminate and all sublicenses thereunder shall also terminate.

(a) Reversion License. Licensee hereby grants to Licensor an exclusive, royalty free and worldwide license under Licensee IP to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Products in the Field, which license shall become effective only upon the termination of this Agreement.

(b) Regulatory Materials; Data. Licensee shall, to the extent permitted by Applicable Laws, transfer and assign to Licensor any and all Regulatory Approval and other Regulatory Materials for the Products in the Field in the Territory. In addition, Licensee shall also provide Licensor with data and results generated from clinical trials and other studies of the Products and not previously provided to Licensor.

(c) Product Inventory. Licensor shall have the right to purchase from Licensee all or part of the inventory of the Products held by Licensee or its Affiliates as of the effective date of termination at a price equal to Licensee’s fully burdened manufacturing cost. Licensor shall notify Licensee whether Licensor elects to exercise such right within thirty (30) days after the effective date of termination. If Licensor does not exercise such right to purchase all such inventory, then Licensee shall have the right to continue to sell any remaining inventory of the Products, for a period of no more than one (1) year after the date of termination, provided that Licensee continues to pay Licensor royalties on the Net Sales of the Product sold after termination in accordance with Section 4.3.

(i) Transition Assistance. At Licensor’s reasonable request and expense, Licensee shall provide assistance to Licensor as may be reasonably necessary or useful for Licensor to commence or continue the Development, manufacture or Commercialization of the Products in the Field in the Territory, for a period of no more than [***] after the effective date of such termination, including transferring or amending as appropriate, upon Licensor’s request, any contracts with Third Parties for services related to the Development, manufacture or Commercialization of the Products in the Field in the Territory. If any such contract is not assignable to Licensor, then Licensee shall reasonably cooperate with Licensee in its efforts to obtain such services from such Third Party.

(d) Return of Confidential Information. Each Party shall promptly return to the other Party all Confidential Information of such other Party that are in such receiving Party’s or its Affiliates’ possession (except to the extent that the receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the receiving Party may retain one (1) copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.

25.

9.4     Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Agreement: Sections 4.10, 5.1, 6.3, 9.3, 9.4, 9.5, Articles 7, 8, 10 and 11.

9.5     Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 10

DISPUTE RESOLUTION

10.1   Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

10.2   Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

10.3   Binding Arbitration. If the Chief Executive Officers of the Parties are not able to resolve such disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 10.4 below) shall be finally resolved by binding arbitration administered by International Chamber of Commerce (“ICC”) pursuant to its then effective arbitration rules, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The arbitration shall be conducted by a single arbitrator jointly selected by the Parties. If the Parties are unable or fail to agree upon the arbitrator within thirty (30) days after the initiation of the arbitration, the arbitrator shall be appointed by ICC. The place of arbitration shall be San Diego, California, and all proceedings and communications shall be in English.

26.

(b) Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrator shall have no authority to award punitive or any other type of damages excluded by Section 7.5. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

(c) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

10.4   Excluded Claim. As used in Section 10.3, the term “Excluded Claim” shall mean any dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Excluded Claims shall be determined by a court of competent jurisdiction.

ARTICLE 11

MISCELLANEOUS

11.1   Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2   Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

27.

11.3   Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile, confirmed electronic mail or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:	RayzeBio, Inc.
9880 Campus Point Dr, Suite 410, San Diego, CA 92121
Attention: CEO
[***]

If to Licensee:	Ablaze Pharmaceutical Inc.
9880 Campus Point Dr, Suite 410, San Diego, CA 92121
Attention: CEO
E-mail: [***]

11.4   No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.5   Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.5 shall be null, void and of no legal effect.

11.6   Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7   Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.8   No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

28.

11.9   Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

11.10   English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

11.11   Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state.

11.12   Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

<SIGNATURE PAGE FOLLOWS>

29.

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

RayzeBio, Inc.		Ablaze Pharmaceuticals Inc.

By:	/s/ Ken Song	By:	/s/ Tiecheng (Alex) Qiao
Name:	Ken Song, M.D.	Name:	Tiecheng (Alex) Qiao, Ph.D.
Title:	President and CEO	Title:	Director

EXHIBIT A

LICENSED PATENTS

EXHIBIT B

INITIAL DEVELOPMENT PLAN

The Development Plan will be prepared based on Licensee’s knowledge about the development programs and other relevant information provided by Licensor, as well as timelines and assumptions provided by Third Party contract research organizations and consultants Licensee intends to use. Licensee will use its Commercially Reasonable Efforts to prepare and make regulatory submissions to the applicable Regulatory Authorities in the Territory upon receiving the relevant program data package from Licensor. Subsequent clinical studies will be conducted by Licensee using its Commercially Reasonable Efforts by following the rules, regulations, policies and guidelines of the applicable Regulatory Authorities in the Territory.

AMENDMENT TO

LICENSE AGREEMENT

THIS AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered into effective as of November 12, 2021 (the “Amendment Date”), by and between RayzeBio, Inc., a Delaware corporation with its principal place of business at 9880 Campus Point Dr., Suite 410, San Diego, CA 92121, USA (“Licensor”), and Ablaze Pharmaceuticals Inc., an exempted company limited by shares incorporated in the Cayman Islands, with a registered office address office address of International Corporation Services Ltd. c/o Ablaze Pharmaceuticals Inc., PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town KY1-1106, Grand Cayman, Cayman Islands (“Licensee”). Licensor and Licensee are referred to herein collectively as the “Parties”, and individually as a “Party”.

WHEREAS, Licensor and Licensee are parties to the License Agreement dated May 10, 2021 (the “License Agreement”), pursuant to which Licensor granted to Licensee, and Licensee obtained, a right to select Licensor’s proprietary products as Products, and an exclusive license under Licensed IP to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Products in the Field in the Territory (each as defined in the License Agreement);

WHEREAS, Licensor and Licensee desire to enter into this Amendment to clarify such product selection process, including the start and expiration of the Review Period (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and adequacy of which each Party hereby accepts, the Parties mutually agree as follows:

ARTICLE I

ARTICLE II

AMENDMENTS

1.1     Section 1.20 of the License Agreement shall be amended and restated in its entirety as follows:

“Section 1.20 “Licensee Know-How” means all Know-How that is (i) developed by or on behalf of Licensee in the Development, manufacture or Commercialization of any of the Products in the Field pursuant to this Agreement, or (ii) Controlled by Licensee or its Affiliates during the Term and is necessary or reasonably useful for the Development, manufacture or Commercialization of any of the Products outside the Field or outside the Territory.”

1.2     Section 1.21 of the License Agreement shall be amended and restated in its entirety as follows:

“Section 1.21 “Licensee Patents” means all Patents that (i) claim any inventions developed by or on behalf of Licensee in the Development, manufacture or Commercialization of any of the Products in the Field pursuant to this Agreement, or (ii) are Controlled by Licensee or its Affiliates during the Term and claim or cover any of the Products (including composition of matter, methods of manufacturing and methods of treatment or use).”

2.

1.3     Section 1.24 of the License Agreement shall be amended and restated in its entirety as follows:

“Section 1.24 “Product” means each of the [***] Proprietary Products of Licensor that are selected by Licensee pursuant to Section 2.1(b).”

1.4     The following provision shall be inserted into the License Agreement as new Section 1.7A:

“Section 1.7A “Data Lock” means, with respect to a Proprietary Product, the locking by or on behalf of Licensor of the database of the [***] in order to prevent or control any further changes to such data after review, query resolution and reasonable determination by Licensor (in accordance with industry standards) that such database is ready for analysis; provided that Data Lock shall be deemed to have occurred upon the [***] is still ongoing at such time.”

1.5     The following provision shall be inserted into the License Agreement as new Section 1.28A:

“Section 1.28A “Proprietary Product” means any pharmaceutical or biological compound or product that Licensor owns or Controls, but [***].”

1.6     The following provision shall be inserted into the License Agreement as new Section 1.30A:

“Section 1.30A “[***]” .”

1.7     Section 2.1(b) of the License Agreement shall be amended and restated in its entirety as follows:

“Section 2.1(b) Product Selection.

(i) On a Proprietary Product-by-Proprietary Product basis beginning on the Amendment Date and until as set forth in Section 2.1(b)(v) or Section 2.1(b)(vi), as applicable, Licensor shall not discuss, negotiate, consummate or agree to consummate any transaction with any Third Party under which Licensor would grant or transfer to a Third Party any right under any Know-How or Patents that are Controlled by Licensor or any of its Affiliates to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize such Proprietary Product in the Field in the Territory.

(ii) Licensor shall keep Licensee reasonably informed as to its development of any Proprietary Product. Licensor shall, within [***] of the end of each calendar quarter starting on the commencement of [***] for such Proprietary Product and ending on Data Lock with respect to such Proprietary Product, provide to Licensee a summary with respect to any material [***] activities (including any [***]) undertaken by or on behalf of Licensor with respect to such Proprietary Product, including a summary of the results and data generated from such activities (each a “Study Summary”). Upon Data Lock with respect to any Proprietary Product, Licensor shall promptly provide to Licensee a written notice of such Data Lock and a final Study Summary for such Proprietary Product to the extent any such activities, results or data up to Data Lock has not previously been covered in a Study Summary already provided to Licensee.

(iii) Licensee may, at any time starting from [***] and ending [***] after Licensee’s receipt of the Data Lock notice or final Study Summary from Licensor, whichever is later (the “Request Period”), request that Licensor provide a data package of relevant data generated in [***] activities (including any [***]) undertaken by or on behalf of Licensor

3.

as of the date of Licensee’s request with respect to such Proprietary Product and all results and data generated from such activities (each a “Data Package”). Licensor shall provide such Data Package to Licensee within [***] of Licensee’s request. For clarity, the Data Package shall include, at a minimum, the [***] by or on behalf of RayzeBio to the [***] (or any equivalent [***] of such Proprietary Product) and the data generated from [***] of such Proprietary Product, provided further that the Data Package shall only include data available as of the date of Licensee’s request.

(iv) Until [***] after Licensee’s receipt of the Data Package (the “Review Period”), Licensor shall, upon Licensee’s request and at no cost to Licensee, provide reasonable assistance to Licensee in connection with the Data Package in the form of answering questions in writing (including by email) or through teleconference and providing additional information or documents to the extent relevant to such Data Package and in Licensor’s possession or control; provided that Licensor shall not be required to generate additional data. If Licensee intends to select any Proprietary Product as a Product under the terms and conditions of this Agreement, then Licensee shall provide written notice to Licensor of Licensee’s intention (the “Selection Notice”) within the Review Period. Upon provision of the Selection Notice, such Proprietary Product shall automatically become a Product under this Agreement.

(v) If Licensee does not request a Data Package with respect to a Proprietary Product within the Request Period, or if Licensee does not provide a Selection Notice with respect to a Proprietary Product within the Review Period, then such Proprietary Product shall not become a Product under this Agreement and Licensor shall have the right to license such Proprietary Product to Third Parties (for clarity, such Proprietary Product shall not be subject to Section 2.6 below) or further develop and commercialize such Proprietary Product by itself in the Territory.

(vi) Licensee’s rights under this Section 2.1(b) shall expire upon the earlier of (a) Licensee’s selection of the [***] Product under Section 2.1(b)(iv), and (b) expiration of the Review Period for the [***] Proprietary Product under Section 2.1(b)(iv) or if Licensee elects not to request a Data Package for the [***] Proprietary Product, then expiration shall be on the end of the Request Period for the [***] Proprietary Product.”

1.8     Section 2.6 of the License Agreement shall be amended and restated in its entirety as follows:

“Section 2.6 Right of First Negotiation for [***] Additional Products. Licensor hereby grants to Licensee a right of first negotiation to license [***] additional Proprietary Products from Licensor as follows. After the expiration of Licensee’s rights under Section 2.1(b) in accordance with Section 2.1(b)(vi), Licensor shall keep Licensee reasonably informed as to the target and development stage of any other Proprietary Products. In the event that Licensor wishes to grant a license to develop and commercialize any Proprietary Product in the Field in the Territory, Licensor shall promptly notify Licensee in writing and provide a Study Summary to Licensee, and Licensee shall have [***] following receipt of the Study Summary to request a Data Package for such Proprietary Product. Licensor shall provide such Data Package with respect to such Proprietary Product as requested by Licensee. Upon receipt of the Data Package, Licensee shall have [***] to confirm its interest to obtain an exclusive license from Licensor to develop and commercialize such Proprietary Product in the Field in the Territory. If Licensee confirms its interest within such [***], Licensee shall have the exclusive right, during the next [***] (the “Negotiation Period”), to negotiate with Licensor in good faith regarding the terms and conditions of a separate agreement under which Licensee would receive such exclusive license for such Proprietary Product. If the negotiation does not result in a binding written agreement by the end of the Negotiation

4.

Period, then Licensor shall have the right to license such product to Third Parties in the Field in the Territory without further obligation to Licensee under this Section 2.6. Licensee’s rights under this Section 2.6 shall expire upon the earlier of (a) the date on which the Parties enter into a definitive agreement that licenses the [***] Proprietary Product to Licensee; and (b) [***] after Licensor has provided the Data Package for the [***] Proprietary Product under this Section 2.6 (if Licensee does not confirm its interest for such Proprietary Product within such time period) or the expiration of the Negotiation Period for the [***] Proprietary Product under this Section 2.6 (if Licensee timely confirms its interest for such Proprietary Product).”

ARTICLE III

OTHER TERMS

2.1     Except as specifically amended in this Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.

2.2     The Parties agree that this Amendment and the License Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Amendment Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

2.3     The following provisions of the License Agreement are herein incorporated by reference and shall apply to the Parties with respect to this Amendment, mutatis mutandis, to the same extent as in the License Agreement: Article 8 (Confidentiality), Article 10 (Dispute Resolution), Section 1.36 (Interpretation), and Sections 11.2 (Force Majeure) through 11.12 (Counterparts).

[Signature page follows.]

5.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to License Agreement as of the Amendment Date.

RAYZEBIO, INC.		ABLAZE PHARMACEUTICALS INC.

By:	/s/ Ken Song	By:	/s/ Tiecheng Qiao
Print:	Ken Song, M.D.	Print:	Tiecheng Qiao
Title:	President and CEO	Title:	Director

6.

AMENDMENT NO. 2 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 2 TO LICENSE AGREEMENT (this “Amendment”) is made and entered into effective as of June 11, 2023 (the “Amendment Date”), by and between RayzeBio, Inc., a Delaware corporation with its principal place of business at 5505 Morehouse Drive, Suite 300, San Diego, CA 92121, USA (“Licensor”), and Ablaze Pharmaceuticals Inc., an exempted company limited by shares incorporated in the Cayman Islands, with a registered office address office address of International Corporation Services Ltd. c/o Ablaze Pharmaceuticals Inc., PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town KY1-1106, Grand Cayman, Cayman Islands (“Licensee”). Licensor and Licensee are referred to herein collectively as the “Parties”, and individually as a “Party”.

WHEREAS, Licensor and Licensee are parties to the License Agreement dated May 10, 2021, as amended by Amendment to License Agreement dated November 12, 2021 (as amended, the “License Agreement”), pursuant to which Licensor granted to Licensee, and Licensee obtained, a right to select Licensor’s Proprietary Products as Products, and an exclusive license under Licensed IP to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Products in the Field in the Territory (each as defined in the License Agreement); and

WHEREAS, Licensor and Licensee desire to enter into this Amendment to amend certain terms set forth in the License Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and adequacy of which each Party hereby accepts, the Parties mutually agree as follows:

ARTICLE I

AMENDMENTS

1.1     Section 1.7A of the License Agreement shall be amended and restated in its entirety as follows:

“1.7A “Data Lock” means, with respect to a Proprietary Product, completion of the primary analysis by or on behalf of Licensor of the database of the [***] in order to prevent or control any further changes to such data after review, query resolution and reasonable determination by Licensor (in accordance with industry standards) that such database is ready for analysis; provided that Data Lock shall be deemed to have occurred upon the [***] is still ongoing at such time.”

1.2     Section 1.11 of the License Agreement shall be amended and restated in its entirety as follows:

“1.11 “Field” means the delivery of radioactive isotopes (radionuclides) for all therapeutic, prophylactic and diagnostic uses, in each case through the use of peptides, molecules, compounds or products that are chelated or conjugated to such radioactive isotopes (radionuclides).

1.3     Section 1.28A of the License Agreement is hereby amended and restated in its entirety as follows:

“1.28A “Proprietary Product” means any pharmaceutical or biological compound or product that Licensor owns or Controls, but [***]. For clarity, a Proprietary Product shall not include the radioactive isotope that is chelated or conjugated to the pharmaceutical or biological compound or product.”

1.4     The last sentence of Section 2.1(b)(ii) of the License Agreement is hereby amended and restated in its entirety as follows:

“Upon Data Lock with respect to any Proprietary Product, Licensor shall promptly provide to Licensee a written notice of such Data Lock and an updated Study Summary for such Proprietary Product containing primary study results to the extent any such activities, results or data up to Data Lock has not previously been covered in a Study Summary already provided to Licensee.”

1.5     Section 2.1(b)(iii) of the License Agreement shall be amended and restated in its entirety as follows:

“(iii) Licensee may, at any time starting from [***] and ending [***] after Licensee’s receipt of the Data Lock notice or updated Study Summary from Licensor pursuant to Section 2.1(b)(ii) above, whichever is later (the “Request Period”), request that Licensor provide a data package of relevant data generated in [***] activities (including, to extent applicable [***]) undertaken by or on behalf of Licensor as of the date of Licensee’s request with respect to such Proprietary Product and all results and data generated from such activities (each a “Data Package”). Licensor shall provide such Data Package to Licensee within [***] of Licensee’s request. For clarity, the Data Package shall include, to extent applicable based on the current development of the Proprietary Product, the [***] by or on behalf of RayzeBio to the [***] (or any equivalent [***] of such Proprietary Product) and the data generated from [***] of such Proprietary Product; provided that the Data Package shall only include data available as of the date of Licensee’s request.”

1.6     Section 2.1(b)(vi) of the License Agreement shall be amended and restated in its entirety as follows:

“(vi) Licensee’s rights under this Section 2.1(b) shall expire upon the earlier of (a) Licensee’s selection of the [***] Product under Section 2.1(b)(iv), (b) the expiration of the Review Period for the [***] Proprietary Product under Section 2.1(b)(iv) or if Licensee elects not to request a Data Package for the [***] Proprietary Product, then expiration shall be on the end of the Request Period for the [***] Proprietary Product, or (c) [***].”

1.7     Section 2.6 of the License Agreement shall be amended and restated in its entirety as follows:

“2.6 Right of First Negotiation for [***] Additional Products. Licensor hereby grants to Licensee a right of first negotiation to license [***] additional Proprietary Products from Licensor as follows. After the expiration of Licensee’s rights under Section 2.1(b) in accordance with Section 2.1(b)(vi)(a) or Section 2.1(b)(vi)(b), Licensor shall keep Licensee reasonably informed as to the target and development stage of any other Proprietary Products. In the event that Licensor wishes to grant a license to develop and commercialize any Proprietary Product in the Field in the Territory, Licensor shall promptly notify Licensee in writing and provide a Study Summary to Licensee, and Licensee shall have [***] following receipt of the Study Summary to request a Data Package for such Proprietary Product. Licensor shall provide such Data Package with respect to such Proprietary Product as requested by Licensee. Upon receipt of the Data Package, Licensee shall have [***] to confirm its interest to obtain an exclusive license from Licensor to develop and commercialize such Proprietary Product in the Field in the Territory. If Licensee confirms its interest within such [***], Licensee shall have the exclusive right, during the next [***] (the “Negotiation Period”), to negotiate with Licensor in good faith regarding the terms and conditions of a separate agreement under which Licensee would receive such exclusive license for such Proprietary Product. If the negotiation does not result in a binding written agreement by the end of the Negotiation Period, then Licensor shall have the right to license such product to Third Parties in the Field in the Territory without further obligation to Licensee under this Section 2.6. Licensee’s rights under this Section 2.6 shall expire upon the earlier of (a) the date on which the Parties enter into a definitive agreement that licenses the [***] Proprietary Product to Licensee; (b) [***] after Licensor has provided the Data Package for the [***] Proprietary Product under this Section 2.6 (if Licensee does not confirm its interest for such Proprietary Product within such time period) or the expiration of the Negotiation Period for the [***] Proprietary Product under this Section 2.6 (if Licensee timely confirms its interest for such Proprietary Product); or (c) June 30, 2033.”

1.8     The following provision shall be inserted into the License Agreement as a new Section 2.7:

“2.7. Non-Compete. As long as Licensee maintains a license under this Agreement to any Product, Licensee agrees not to conduct any [***] activities (including activities [***]), make, have made, use, sell, offer for sale, import and otherwise license, market or Commercialize any other technology or pharmaceutical products that may be competitive with the Products or any Licensed IP. Breach of this Section 2.7 shall constitute a material breach of this Agreement resulting in Licensor’s right to terminate this Agreement, either in its entirety or with respect to the applicable Product, effective as of the date of such breach. The provisions of Article 9 shall apply to such termination, including, without limitation, the termination of all licenses granted with respect to the Product.”

1.9     Section 3.3 of the License Agreement shall be amended and restated in its entirety as follows:

“3.3 Technology Transfer. Within [***] after the delivery of the Selection Notice as per Section 2.1(b)(iv), or such longer period as the Parties mutually agree to, Licensor shall provide Licensee with all Licensed Know-How that exists on such date and not previously provided to Licensee which is necessary for Licensee to advance Products in the Field in the Territory. Upon Licensee’s request, Licensor shall also provide Licensee with reasonable technical assistance in connection with the practice of the Licensed IP in the Development and manufacture of the Products, including reasonable access to Licensor’s technical personnel or contractors involved in the Development and manufacture of the Products, and Licensee shall reimburse Licensor for the reasonable cost and expense (including both internal and out-of-pocket cost) incurred to provide such technical assistance. If, as of the Effective Date, Licensor is conducting any Development activities for the Products in the Field in the Territory, Licensor shall cooperate with Licensee to promptly and smoothly transfer such activities to Licensee.”

1.10   Section 3.4(b) of the License Agreement shall be amended and restated in its entirety as follows:

“(b) Each Party shall keep the other Party reasonably informed on the Development of the Products in its territory and shall provide the other Party with copies of relevant data and results, including [***], generated by or on behalf of such Party in the Development of the Products in its territory (in case of data and results generated by Licensor’s Third Party licensees outside the Territory, to the extent such data and results are Controlled by Licensor). Each Party shall have the right to use and reference such data and results provided by the other Party, without additional consideration, for (i) the purpose of obtaining and maintaining Regulatory Approval of the Product in the Field in its territory, or (ii) any other purpose, provided such additional use or reference has been approved in advance in writing by the other Party.”

1.11   Section 3.6 of the License Agreement shall be amended and restated in its entirety as follows:

“3.6 Pharmacovigilance. Promptly following the delivery of the Selection Notice as per Section 2.1(b)(iv), but in no event later than [***] thereafter and at minimum [***], Licensor and Licensee shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to such Product, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring, in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). The final terms of the Pharmacovigilance Agreement, including any amendments, are subject to the prior approval of Licensor, which approval shall not be unreasonably delayed or withheld. Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, and product quality and product complaints involving adverse events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.”

1.12   The following provision shall be inserted into the License Agreement as new Section 8.7:

“8.7 Disclosure Restriction. Notwithstanding the foregoing, in no event will Licensee disclose the structure of any Proprietary Product or Product, whether or not a Selection Notice is delivered by Licensee with respect to such Proprietary Product, without the prior written consent of Licensor. Any such disclosure without the prior written consent of Licensor shall be constitute a material breach of this Agreement that is not capable of being cured.

1.13   Section 11.10 of the License Agreement shall be amended and restated in its entirety as follows:

“11.10 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party any information, plan, correspondence, notice and/or other documentation, such Party shall provide such information, plan, correspondence, notice and/or other documentation in the English language.”

ARTICLE II

OTHER TERMS

2.1     Except as specifically amended in this Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.

2.2     The Parties agree that this Amendment and the License Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Amendment Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

2.3     The following provisions of the License Agreement are herein incorporated by reference and shall apply to the Parties with respect to this Amendment, mutatis mutandis, to the same extent as in the License Agreement: Article 8 (Confidentiality), Article 10 (Dispute Resolution), Section 1.36 (Interpretation), and Sections 11.2 (Force Majeure) through 11.12 (Counterparts).

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 2 to License Agreement as of the Amendment Date.

RAYZEBIO, INC.		ABLAZE PHARMACEUTICALS INC.

By:	/s/ Ken Song, M.D.	By:	/s/ Tiecheng Qiao
Print:	Ken Song, M.D.	Print:	Tiecheng Qiao
Title:	President and CEO	Title:	Director